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                                                                      EXHIBIT 2

                  PROSPECT STREET HIGH INCOME PORTFOLIO INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 27, 2000

                         REPORT OF INSPECTOR OF ELECTION

To the Secretary of the Meeting of Stockholders of Prospect Street High Income Portfolio Inc.:

      The undersigned, being duly appointed to serve as Inspector of Election at the Meeting of Stockholders of Prospect Street High Income Portfolio Inc. (the "Fund"), held at 9:00 a.m., on October 27, 2000, at The University Club of Dallas, at 13350 Dallas Parkway, Suite 4000, Dallas, Texas, hereby certifies that I have conducted the balloting and the election by the holders of shares of common stock of the Fund ("Shares") for the purposes set forth below; that the Fund had outstanding and entitled to vote at the Meeting 26,829,915.2307 Shares, of which 23,491,897 Shares were represented at the Meeting in person or by proxy, constituting more than a majority of the Shares and a quorum.

      I hereby further certify that the following named persons received, out of a total of 23,491,867 votes cast at the Meeting for the election of Directors, the number of votes set forth opposite their respective names as nominees for election as Directors, to serve until their respective successors are duly elected and qualified:

                                                             Votes Cast to
Nominees                     Affirmative Votes Cast          Withhold Authority
--------                     ----------------------          ------------------

James D. Dondero             22,991,519.0220                 489,504.3876

John William Honis           22,857,356.8457                 623,666.5639

Timothy K. Hui               22,854,611.1226                 626,412.2870

Scott F. Kavanaugh           22,994,163.0220                 486,860.3876

James F. Leary               22,848,207.8522                 632,815.5574


      I do further certify that the five (5) nominees for Director named above received a plurality of the total number of votes cast at the Meeting and were elected Directors by the stockholders of the Fund to serve until their respective successors are duly elected and qualified.

      I do further certify that with respect to the ratification of the selection of Ernst & Young LLP as independent public accountants of the Fund for the Fund's current fiscal year ending October 31, 2000, out of a total of 23,491,867 votes cast on the proposal, 23,149,400.1322 Shares were voted in favor of ratification, 181,386.6525 Shares against it, and 161,109.7276 Shares abstained, and that the selection of Ernst & Young LLP received the affirmative vote of the holders of a majority of the votes cast at the Meeting.

IN TESTIMONY WHEREOF, I have hereunto set my hand this 27th day of October, 2000.


                                                /s/ Angie H. Carlson
                                                -------------------------------
                                                Inspector of Election